UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2006

Chaparral Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation )	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, Oklahoma	73114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 478-8770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

As previously reported, on October 31, 2006, Chaparral Energy, Inc., a Delaware corporation (“Chaparral,” “we” or “our”), closed the acquisition of Calumet Oil Company, an Oklahoma corporation (“Calumet”), JMG Oil & Gas, LP, an Oklahoma limited partnership (“JMG Oil & Gas”), and J.M. Graves L.L.C., an Oklahoma limited liability company and general partner of JMG Oil & Gas (the “General Partner”), pursuant to the Securities Purchase Agreement, dated as of September 16, 2006, among Chaparral, Calumet, JMG Oil & Gas, the General Partner, and John Milton Graves Trust, J.M. Graves L.L.C., Ann Graves, John Graves and Michael Graves as the sellers party thereto (collectively, the “Sellers”) (such agreement as amended by a First Amendment dated as of October 31, 2006, the “Purchase Agreement”). We described the acquisition in our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 6, 2006 (the “Initial 8-K”). The information set forth in the Initial 8-K is incorporated herein by reference.

In Item 9.01 of the Initial 8-K, we indicated that:

•	we intend to provide the financial statements of Calumet and subsidiary and JMG Oil & Gas required in connection with the acquisition for the periods specified in Rule 3-05 of Regulation S-X under cover of a Form 8-K/A within the time period allowed by Item 9.01(a)(4) of Form 8-K; and

•	we intend to provide the pro forma financial information to give effect to the acquisition, as required by Article 11 of Regulation S-X under cover of a Form 8-K/A within the time period allowed by Item 9.01(b)(2) of Form 8-K.

This Current Report on Form 8-K/A amends the Initial 8-K to include such financial statements and pro forma information.

Item 7.01 Regulation FD Disclosure.

The following information regarding the business of Calumet and additional information regarding Chaparral is being furnished pursuant to Regulation FD.

Calumet Summary Reserve Information

The following table summarizes our estimates of Calumet’s net proved oil and natural gas reserves as of the dates indicated and the present value attributable to the reserves at such dates (using prices in effect on December 31, 2004, 2005 and September 30, 2006), discounted at 10% per annum. Estimates of Calumet’s net proved oil and natural gas reserves as of September 30, 2006 were prepared by Lee Keeling & Associates, Inc. Estimates of Calumet’s net proved oil and natural gas reserves as of December 31, 2004 and 2005 were prepared by our engineering staff.

	As of December 31,		As of September 30,
	2004	2005	2006

Proved reserves
Oil (Mbbl)	49,332	61,371	66,244
Natural gas (MMcf)	13,143	14,076	12,702

Natural gas equivalent (MMcfe)	309,135	382,302	410,166
Proved developed reserves percentage	47%	54%	57%
PV-10 value (in thousands)(1)	$302,760	$536,230	$ 606,105
Estimated reserve life (in years)(2)	26.4	35.2	39.7

Cost incurred (in thousands):
Property acquisition costs	$5,240	$66	$ 707
Development costs	2,826	9,499	4,982
Exploration costs	77	562	84

Total	$8,143	$10,127	$ 5,773

(1)	As Calumet’s taxable income passes through and no taxes are provided for, PV-10 value equates to standardized measure pursuant to Statement of Financial Accounting Standards No. 69 “Disclosures About Oil and Gas Producing Activities.”
(2)	Calculated by dividing net proved reserves by net production volumes for the year indicated.

All proved reserve estimates were prepared using constant prices and costs in accordance with the guidelines of the Securities and Exchange Commission, based on the price differentials received on a property-by-property basis as of the dates set forth above. Proved reserve estimates do not include any value for probable or possible reserves which may exist, nor do they include any value for unproved acreage. The proved reserve estimates represent Calumet’s net revenue interest in its properties.

Calumet Summary Historical Production and Sales Data

The following table sets forth certain information regarding Calumet’s net production volumes, sales, average prices realized, and production costs associated with sales of oil and natural gas for the periods indicated.

	Year ended December 31,		Nine months ended September 30, 2006
	2004	2005

Net production volumes
Oil (MBbls)	1,739	1,618	1,152
Natural gas (MMcf)	1,260	1,139	842

Combined (MMcfe)	11,694	10,847	7,754

Oil and gas sales ($ in thousands)
Oil	$71,306	$90,944	$ 77,222
Natural gas	6,123	7,376	4,908

Total	$77,429	$98,320	$ 82,130

Average sales price
Oil (per BBl)	$41.00	$56.21	$ 67.03
Natural gas (per mcf)	$4.86	$6.48	$ 5.83

Average production cost and production taxes (per Mcfe)
Average production cost(1)	$2.32	$2.86	$ 3.06
Average production taxes(2)	$0.42	$0.64	$ 0.81

(1)	Calumet’s production costs include direct lifting costs (labor, repairs and maintenance, materials and supplies), the administrative costs of field offices, insurance and gas handling charges.
(2)	Includes severance and ad valorem taxes.

Calumet Business and Properties

In connection with the acquisition of Calumet, we acquired properties with significant drilling, rework and enhancement recovery opportunities, as discussed below:

North Burbank Unit—Osage County, Oklahoma.    The North Burbank Unit is the largest property in the Calumet acquisition. The field was developed in the early 1920’s and is 23,080 acres in size and has a cumulative recovery of 316 million barrels (MMBbls) of oil (primary and secondary). The producing zone is RedFork and Bartlesville and occurs at a depth of 3,000 feet. We own 99.25% of the field and we are also the operator. As of October 31, 2006, the field was producing 1,352 barrels (Bbls) per day from 215 producing wells. There are also 142 injection wells and 601 temporarily abandoned wells at this time. Upside potential exists in restoring a majority of the temporarily abandoned wells to production and in expanding the polymer EOR program that Phillips Petroleum Company instituted in the field from 1980-1986 as a pilot on 1,440 acres. Production increased from 500 Bbls per day to 1,200 Bbls per day in this pilot area as a result of the polymer injection program. The pilot was shut down in 1986 due to low oil prices. We have already reinstituted a polymer flood on 320 acres adjacent to Block A on a 19 well pattern. We have already returned 90 temporarily abandoned wells to production with rates of production as high as 15 Bbls per day. We believe that this field also may have upside with the injection of CO2 in conjunction with expanding the polymer program.

Fox Deese Springer Unit—Carter County, Oklahoma.    The Fox Deese Springer Unit which is 2,235 acres was discovered in 1915 and unitized in 1977. We operate this unit with a working interest of 79.44%. Producing zones include the Deese, Sims and Morris, which occur at depths between 3,300 and 5,500 feet. Cumulative recovery is 14 MMBbls of oil and the unit currently has 62 producing wells and 46 injection wells. As of October 31, 2006, production was 387 Bbls per day. We are currently getting underway a 4 well pilot drilling program to increase density drill the Fox Deese Springer Unit from its current 10 acre spacing to 5 acre spacing. If this 4 well pilot program proves successful, we estimate 80 additional locations could be drilled. Additional potential exists in waterflood pattern modification and CO2 EOR recovery.

Sivells Bend Unit—Cooke County, Texas.    The Sivells Bend Unit is 3,863 acres in size, produces primarily from the Strawn, which occurs at a depth of 9,000 feet, and has recovered 39 MMBbls of oil to date. There are currently 27 producing wells and 14 injection wells, with production for December 2006 of approximately 301 Bbls of oil per day. Upside potential exists in increased density drilling from 80 acres to 40 acres in the Strawn. The only 40 acre increased density well drilled in the unit has recovered over 390 thousand Bbls. Additional potential exists in deeper Ellenburger, as an Ellenburger well tested approximately 193 Bbls per day in 1964 in the adjacent East Sivells Bend Unit and one well in our unit tested 104 Bbls per day for a short time. 3D seismic will be required to better define the fault blocks for an Ellenburger test. We own approximately 1,000 acres of fee minerals in this Sivells Bend Unit and own approximately half of the rights below the Strawn, which includes the Ellenburger.

Derivative Instruments

In connection with entering into a Securities Purchase Agreement with Calumet Oil Company on September 16, 2006, we entered into crude oil swaps and swaption contracts to provide protection against a decline in the price of oil. The swaptions gave us the option, but not the obligation, to enter into fixed price oil swaps for 400 MBbls in 2008 and 1,800 MBbls in 2009 through 2011 under which we would receive a fixed commodity price and pay a floating market price, resulting in a net amount due to or from the counterparty. The fixed commodity prices ranged from $64.63 in 2008 to $59.72 in 2011. The cost of the swaption contracts was approximately $2.8 million. These swaptions expired unexercised on November 3, 2006. The crude oil swaps were for 60 MBbls in 2009 and 2010 and 180 MBbls in 2011 at an average price of $63.63. We do not believe that these instruments qualify as hedges pursuant to SFAS No. 133. Therefore, the changes in fair value and settlement of derivative contracts that do not qualify as hedges in accordance with SFAS 133 are recognized as non-hedge derivative losses.

Additional crude oil swaps were entered into in connection with the Calumet acquisition in the fourth quarter of 2006. Also, as a result of the acquisition, Chaparral assumed the existing Calumet swaps on October 31, 2006 and designated these as cash flow hedges. Our outstanding oil and natural gas derivative instruments as of December 31, 2006 are summarized below:

	Natural Gas			Crude Oil
				Hedge		Non-hedge
Contract type and period	Volume MMcf	Weighted average fixed price to be received	Percent of PDP production hedged(1)	Volume MBbl	Weighted average fixed price to be received	Volume MBbl	Weighted average fixed price to be received	Percent of PDP production(1)(2)

Swaps
1Q 2007	3,310	$8.36	58.0%	636	$58.14	—	—	78.7%
2Q 2007	3,210	7.02	59.0%	627	58.21	—	—	79.1%
3Q 2007	3,210	7.03	61.5%	606	60.03	—	—	78.3%
4Q 2007	2,910	8.12	57.8%	576	63.11	—	—	76.2%
1Q 2008	960	10.07	20.0%	507	67.34	60	$67.48	79.6%
2Q 2008	870	8.10	19.2%	477	67.21	60	67.63	79.8%
3Q 2008	610	8.14	13.9%	472	67.48	60	67.64	80.4%
4Q 2008	450	8.72	10.6%	436	68.07	74	67.41	78.5%
1Q 2009	—	—	—	375	67.33	111	67.15	80.3%
2Q 2009	—	—	—	375	66.95	90	66.94	78.0%
3Q 2009	—	—	—	375	66.53	90	66.57	79.2%
4Q 2009	—	—	—	375	66.15	90	66.24	80.4%
1Q 2010	—	—	—	339	65.79	102	65.80	79.1%
2Q 2010	—	—	—	339	65.50	90	65.47	77.9%
3Q 2010	—	—	—	339	65.04	90	65.10	79.5%
4Q 2010	—	—	—	339	64.67	90	64.75	80.4%
1Q 2011	—	—	—	309	64.40	99	64.16	79.4%
2Q 2011	—	—	—	309	64.06	90	63.90	78.6%
3Q 2011	—	—	—	309	63.71	90	63.64	79.8%
4Q 2011	—	—	—	309	63.33	90	63.39	80.7%

(1)	Based on our most recent internally estimated PDP production for such periods.
(2)	Percentage includes both hedge and non-hedge swaps.

	Natural Gas basis protection swaps
Contract type and period	Volume MMcf	Weighted average fixed price to be received

Non-hedge
1Q 2007	2,400	$0.96
2Q 2007	2,370	0.77
3Q 2007	2,520	0.79
4Q 2007	2,220	1.02
1Q 2008	2,070	1.16
2Q 2008	2,220	0.81
3Q 2008	2,220	0.81
4Q 2008	2,120	0.90
1Q 2009	2,070	0.92
2Q 2009	540	0.82

Subsequent to December 31, 2006, we entered into additional natural gas swaps for 3,300 MMcf for the periods of February 2007 through December 2007 at a weighted average price of $6.85.

Pursuant to General Instruction B.2 of Form 8-K and Securities and Exchange Commission Release No. 33-8176, the information furnished pursuant to this Item 7.01 is not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, but is instead furnished for purposes of that instruction.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The required financial statements of Calumet and subsidiary and JMG Oil & Gas are attached hereto as Exhibit 99.1 and incorporated herein by reference

(b) Pro forma financial information.

The required pro forma financial information of Chaparral is attached hereto as Exhibit 99.2 and incorporated herein by reference.

(d) Exhibits.

99.1	Financial statements of Calumet and subsidiary and JMG Oil & Gas, LP

99.2	Unaudited Pro Forma Financial Information of Chaparral

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chaparral Energy, Inc.

Date: January 9, 2007	By:	/s/ Joseph O. Evans
Joseph O. Evans
Chief Financial Officer and
Executive Vice President

Exhibit index

Exhibit No.	Description
99.1	Financial statements of Calumet and subsidiary and JMG Oil & Gas, LP

99.2	Unaudited Pro Forma Financial Information of Chaparral